Animal Study Agreement

This CLINICAL STUDY AGREEMENT (the "Agreement") between Universidade Federal de Sao Paulo, hereinafter referred to as "University," and Neurologix, Inc., hereinafter referred to as the "Sponsor," is entered into as of October 20, 2004 ("Effective Date").

WHEREAS, the program contemplated by this Agreement, consisting of an animal study in accordance with the Protocol titled "Animal Research in Primates affected by Epilepsy Using Direct Delivery of Neuropeptide Y and Galanin in the Brain" ("Protocol") (a copy of the Protocol is attached hereto as Attachment A), is of mutual interest and benefit to the University and to the Sponsor, and will further the instructional and research objectives of the University in a manner consistent with its status as a non-profit, tax-exempt, educational institution,

NOW, THEREFORE, the parties hereto agree as follows:

1.
THE SCOPE OF WORK. The University agrees to use all reasonable efforts to perform the animal study in accordance with the Protocol (the "Study"). The University represents and warrants that the animals used in the study shall be normal, healthy animals that have never been used in any previous study or experiment, and have never been intentionally infected with any disease.

2.
PRINCIPAL INVESTIGATOR. The Study will be supervised by Prof. Luiz Eugenio A. M. Mello (the "Principal Investigator"). If, for any reason, he is unable to continue to serve as Principal Investigator, and a successor acceptable to both the University and the Sponsor is not available, this Agreement shall be terminated as provided in Article 5.

3.	PERIOD OF PERFORMANCE. The Study shall be conducted on sixteen (16) marmosets in accordance with the Protocol.

4.
PAYMENT/REIMBURSEMENT OF COSTS. The total cost of the Study shall by US $62,200.00. Payments shall be made to the University by the Sponsor in advance in U.S. dollars, net of taxes or impost of any kind, on the terms and schedule set forth in Attachment B.

5.
TERMINATION. Performance under this Agreement may be terminated by the Sponsor upon thirty (30) days prior written notice. Performance may be terminated by the University if circumstances beyond its reasonable control preclude continuation of the Study. Upon termination, the University will be reimbursed as specified in Article 4 for all costs incurred in the performance of the Study prior to the termination, and any non-cancelable commitments incurred in the performance of the Study, such reimbursement not to exceed the total estimated project costs specified in Article 4.

6.
PUBLICATIONS AND COPYRIGHTS. The University will be free to publish the results of the Study after providing the Sponsor with a thirty (30) day period in which to review each publication to identify patentable subject matter, and to identify any inadvertent disclosure of the Sponsor's proprietary information. University will not disclose Sponsor's confidential information without permission. Sponsor shall not have editorial rights over manuscripts or presentations, but may comment on implications of publication timing for multiple site studies or request deletion of Sponsor's confidential or proprietary information. If necessary to permit the preparation and filing of U.S. or other country patent applications, the Principal Investigator shall agree to an additional review period not to exceed sixty (60) days. Any further extension will require subsequent agreement between the Sponsor and the University.

The Sponsor will be given full credit and acknowledgment for the support provided to the University in any publication resulting from this research. Title to, and the right to determine the disposition of, any copyrights, or copyrightable material, first produced or composed in the performance of this research, shall remain with the University. The University shall grant to the Sponsor an irrevocable, royalty-free, perpetual, unrestricted, non-exclusive right to reproduce, translate, prepare derivative works, distribute, and use all such research data (including any informational database into which such data is entered) and copyrighted material for its own purposes, including, but not limited to, submission to the United States Food and Drug Administration.

7.
A.    INVENTIONS AND PATENTS. Should any invention be created during the course of the Study, the University will disclose each such invention to the Sponsor within two months after the inventor discloses it in writing to the University personnel responsible for patent matters. The disclosure to the Sponsor shall be in the form of a written report and shall identify the funding Agreement under which the invention was made and the inventor(s).

If, with respect to a University Invention (as defined below) the Sponsor requests a license in a reported invention within 45 days of receipt of the invention report, the University:

(a)	Will use reasonable efforts to solicit US Patent protection;

(b)	Will negotiate in good faith a license with reasonable initial payments, royalties, and minimum royalties; and

If patent rights in other countries are available, they will be pursued by the University at the Sponsor's request in those countries designated by Sponsor, provided that Sponsor agrees to pay all prosecution costs associated with seeking such foreign patent protection. In all other events, the University may pursue foreign patent protection at its sole discretion.

B.	INTELLECTUAL PROPERTY.

(a)
Title to Inventions Based On Sponsor Information. To the extent that Sponsor is providing confidential information to the University and Principal Investigator, and to the extent that the Sponsor has authored the Protocol to be conducted under this Agreement, and has designed and structured the manner in which the work is to be conducted, all inventions and discoveries, whether or not patentable, made in the performance of the Study and that incorporates Sponsor's Study therapy, drug or device, including new uses (collectively, "Sponsor Inventions"), shall be solely and exclusively owned by Sponsor, and University and Principal Investigator hereby assign all of their right, title and interest in and to such Sponsor Inventions to Sponsor. In instances in which the Sponsor desires to secure protection on such inventions, the Principal Investigator will cooperate with the Sponsor, at Sponsor's expense, for the purpose of filing and prosecuting patent applications, the cooperation to include the execution of any and all lawful papers which may be deemed necessary or desirable by the Sponsor for the filing and prosecution of applications and for assignment of the same to the Sponsor, including all declarations, oaths, specifications, and instruments of assignment for filing and recordation in the U.S. and foreign Patent Offices.

(b)
Title to Other Inventions. For inventions other than Sponsor Inventions, title to any invention conceived or first reduced to practice in the performance of the Study ("University Inventions") shall remain with the University. Sponsor shall be notified of any such invention promptly after a disclosure is received by the University Technology Licensing Office. The University (1) may file a patent application at the request of the Sponsor and at the Sponsor's expense; or (2) may file a patent application at its own discretion.

(c)
Licensing Options. The University hereby grants to Sponsor the exclusive right and option to negotiate with the University for an exclusive, worldwide, right and license to make, have made, use and sell commercial products embodying any University Invention(s), with the right to sublicense, for the lives of any patent issuing thereon, upon commercially reasonable terms. The Sponsor and the University shall exercise reasonable efforts to agree to terms and conditions of such a license within sixty (60) days after Sponsor's receipt of notice and disclosure of a University Invention from the University. If, after the end of the sixty (60) day period (or such additional period if agreed by both parties), Sponsor and the University are unable to reach agreement on the terms of such a license, the University shall thereafter be free to engage in license discussions and negotiations with third parties regarding such University Invention(s).

(d)
Confidentiality of Invention Disclosures. The Sponsor shall retain all invention disclosures submitted to Sponsor by the University in confidence and use all reasonable efforts to prevent their disclosure to third parties.

(e)	The Sponsor shall be relieved of this obligation when this information becomes publicly available through no fault of the Sponsor.

8.	PROPRIETARY DATA. The University's acceptance and use of any proprietary data which may be supplied by the Sponsor in the course of this research project shall be subject to the following:

(a)	The data must be marked or designated in writing as proprietary to the Sponsor.

(b)
The University agrees to exercise its best efforts not to publish or otherwise reveal the data to others outside the University without the permission of the Sponsor, unless the data has already been published or disclosed publicly by third parties or is required to be disclosed by order of a court of law.

(c)	The University shall hold proprietary information in confidence for a period not to exceed five (5) years from the termination date of this Agreement.

9.	USE OF NAMES. Neither party will use the name of the other in any advertising or other form of publicity without the written permission of the other.

10.
REPORTS. University shall provide Sponsor with interim informal reports on the progress of the Study as reasonably requested by Sponsor. A final report of the progress of the work shall be made to the Sponsor by the Principal Investigator within three months of completion of the Study.

11.
CHANGES. The Sponsor or the University may, at any time, in writing to each other, suggest and by mutual written agreement make changes within the general scope of the work, including but not limited to:

(a)	revising or adding to the work or deleting portions thereof,

(b)	revising the period or schedule of performance, or

(c)	increasing or decreasing the total cost.

Upon receipt of such notice of change and their mutual written agreement thereto, the parties shall immediately use their best efforts to take all necessary steps to comply therewith.

12.
NOTICES. All communications, reports, and notices required or permitted hereunder shall be deemed sufficiently given if in writing and personally delivered or sent by registered mail, postage prepaid, return receipt requested, addressed to the parties as follows or at such other address as a party shall have given notice of pursuant hereto:

If to the University:

Prof. Dr. Carlos Alberto Garcia Oliva
Universidade Federal de Sao Paulo
Rua Botucatu 740
04023-900, Sao Paulo, SP
Brazil

Telephone: 55 11 - 5576 4279
Facsimile: 55 11 - 5576 4279

If to the sponsor:

Neurologix, Inc.
One Bridge Plaza
Fort Lee, New Jersey 07024
Attention: Mr. Mark S. Hoffman
Fax Number: 201-585-9798

With a copy to:

Neurologix, Inc.
271-32 E. Grand Central Parkway
Floral Park, NY 11005
Attention: President
Fax Number: (718) 747-0569

13.
LAWS AND REGULATIONS. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York. The Sponsor shall cooperate with the University in complying with any applicable Federal, state and local laws, regulations and policies governing research. University represents that neither University nor any person University employs in performance of the Study is debarred under section 306 of the United States Federal Food, Drug and Cosmetics Act.

14.
ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, the Sponsor may assign this Agreement without the consent of the University to a purchaser or successor-in-interest in the event of a merger, consolidation, or sale of substantially all of Sponsor's stock or assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, provided that such successor-in-interest or purchaser agrees to assume all of Sponsor's obligations under this Agreement.

15.
ORDER OF PRECEDENCE. The parties hereby agree, that in the event of a conflict between the terms and conditions of this Agreement, and any other document either incorporated by reference or attached to this Agreement, the terms and conditions of this Agreement itself shall prevail.

16.
ENTIRE AGREEMENT. This Agreement, including all Exhibits referenced herein, shall be the complete Agreement of the parties hereto and shall supersede all prior agreements and understandings, oral or written, between the parties respecting the subject matter hereof.

The respective parties have executed this Agreement on the dates indicated below.

UNIVERSIDADE FEDERAL DE SAO PAULO	NEUROLOGIX, INC.

/s/ Ulysses Fagundes Neto	/s/ Mark S. Hoffman
Ulysses Fagundes Neto	Mark S. Hoffman
Rector, Universidade Federal de Sao Paolo	Secretary and Treasurer

October 20, 2004	Oct. 27, 2004
Date	Date

I agree to act as Principal Investigator for the project described above:

/s/ Prof. Luiz Eugenio A. M. Mello
Prof. Luiz Eugenio A. M. Mello

October 20, 2004
Date